As filed with the Securities and Exchange Commission on November 3, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCHER-DANIELS-MIDLAND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-0129150
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Archer-Daniels-Midland Company 2020 Incentive Compensation Plan

(Full Title of the Plan)

Regina B. Jones

Senior Vice President, Chief Legal Officer, and Secretary

Archer-Daniels-Midland Company

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

(312) 634-8100

(Name, Address and Telephone Number of Agent for Service)

Copy to:

W. Morgan Burns

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 9,000,000 shares of common stock, no par value (“Common Stock”), of Archer-Daniels-Midland Company (the “Company”) reserved for issuance under the Archer-Daniels-Midland Company 2020 Incentive Compensation Plan, as amended (the “2020 Plan”). The share increase was approved by the Company’s stockholders at its 2026 annual meeting of stockholders held on May 7, 2026.

Shares of Common Stock issuable under the 2020 Plan were previously registered pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2020 (No. 333-239653). Such Registration Statement is currently effective, and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated by reference in this Registration Statement:

(a)	The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2025;

(b)	Those portions of the Company’s Definitive Proxy Statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, filed with the Commission on March 26, 2026, that were specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

(c)	The Quarterly Reports on Form 10-Q of the Company for the quarterly periods ended March 31, 2026, June 30, 2026, and September 30, 2026;

(d)	The Current Reports on Form 8-K of the Company filed with the Commission on January 28, 2026, March 10, 2026, May 12, 2026, July 23, 2026, August 10, 2026, and August 12, 2026;

(e)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in clause (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(f)	The descriptions of the Common Stock contained in the Company’s registration statements and reports filed with the Commission.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) after the date of this Registration Statement and before the filing of a post-effective amendment that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his or her service as a director, officer, employee, or agent of the corporation, or his or her service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him or her (“Expenses”), and judgments, fines, and amounts paid in settlement that are actually and reasonably incurred by him or her, in connection with the defense or settlement of such action, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee, or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware permits (i) Delaware corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages for breach of fiduciary duty as a director and (ii) the advancement of a director’s or officer’s Expenses, upon receipt of an undertaking to repay such amount if it is ultimately determined that the person is not entitled to indemnification. In addition, the General Corporation Law of the State of Delaware provides that indemnification and advancement of Expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any bylaw, agreement, or otherwise.

The Fourteenth Article of the Certificate of Incorporation of the Company and Article VI of the Bylaws of the Company provide for the indemnification of the Company’s directors and officers and limit the personal monetary liability of the Company’s directors to the fullest extent permitted by Delaware law. The Company has also entered into indemnification contracts with certain of its directors and officers, and maintains insurance coverage relating to certain liabilities of its directors and officers.

Item 8. Exhibit Index.

	Description	Manner of Filing

4.1	Composite Certificate of Incorporation, as amended	Incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2001.

4.2	Bylaws, as amended through November 2, 2022	Incorporated by reference to Exhibit 3(ii) to the Company’s Annual Report on Form 10-K filed on February 14, 2023.

4.3	Archer-Daniels-Midland Company 2020 Incentive Compensation Plan, as amended on May 7, 2026	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 4, 2026.

5.1	Opinion of Faegre Drinker Biddle & Reath LLP, counsel for the Company	Filed herewith

23.1	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5.1 to this Registration Statement)	Included in Exhibit 5.1

23.2	Consent of Ernst & Young LLP	Filed herewith

24.1	Powers of Attorney	Filed herewith

107	Filing Fee Table	Filed herewith

Item 9. Undertakings.

A.	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 3rd day of November, 2026.

ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ Monish Patolawala
Monish Patolawala
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 3, 2026 by the following persons in the capacities indicated, including a majority of the registrant’s directors:

/s/ Juan R. Luciano Juan R. Luciano	Chair of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Monish Patolawala Monish Patolawala	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Carrie A. Nichol Carrie A. Nichol	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Michael S. Burke	Director

* Theodore Colbert III	Director

* James C. Collins, Jr.	Director

* Terrell K. Crews	Director

* Ellen de Brabander	Director

* Suzan F. Harrison	Director

* David R. McAtee II	Director

* Michael C. McMurray	Director

* Patrick J. Moore	Director

* Debra A. Sandler	Director

* Lei Schlitz	Director

* Kelvin R. Westbrook	Director

*

Regina B. Jones, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and directors of the registrant pursuant to powers of attorney duly executed by such persons.

*By:	/s/ R. B. Jones
R. B. Jones
Attorney-in-Fact